Exhibit 10.1

SUPERIOR COURT OF CALIFORNIA COUNTY OF HUMBOLDT

VINNIE LAVENDER by and through her Conservator, WANDA BAKER; WALTER SIMON; JACQUE LYN VILCHINSKY, Plaintiffs, vs. SKILLED HEALTHCARE GROUP, INC., et al., Defendants.	) ) ) ) ) ) ) ) ) ) ) ) )	Case No. DR060264 CLASS SETTLEMENT AGREEMENT AND RELEASE WITH PLAINTIFFS VINNIE LAVENDER (BY AND THROUGH HER CONSERVATOR), WANDA BAKER, WALTER SIMON, AND JACQUELYN VILCHINSKY

This Class Settlement Agreement and Release (the “Settlement Agreement”) is entered into as of September 7, 2010 (the “Settlement Date”), subject to the approval of the Court, by and among: (i) Plaintiffs Vinnie Lavender by and through her Conservator; Wanda Baker; Walter Simon; and Jacquelyn Vilchinsky (collectively, the “Named Plaintiffs,” and, together with the Class (as defined below), the “Plaintiffs”); and (ii) Defendants Skilled Healthcare Group, Inc. (“SKH”); Skilled Healthcare, LLC; Granada Healthcare and Rehabilitation Center, LLC; Eureka Healthcare and Rehabilitation Center, LLC; Pacific Healthcare and Rehabilitation Center, LLC; Seaview Healthcare and Rehabilitation Center, LLC; St. Luke Healthcare and Rehabilitation Center, LLC; Bay Crest Care Center, LLC; Brier Oak on Sunset, LLC; The Earlwood, LLC; Royalwood Care Center, LLC; Sycamore Park Care Center, LLC; Villa Maria Healthcare Center, LLC; Valley

Healthcare Center, LLC; Willow Creek Healthcare Center, LLC; Alta Care Center, LLC; Anaheim Terrace Care Center, LLC; Carehouse Healthcare Center, LLC; Devonshire Care Center, LLC; Elmcrest Care Center, LLC; Montebello Care Center, LLC; Alexandria Care Center, LLC; Hancock Park Rehabilitation Center, LLC; and Sharon Care Center, LLC (collectively, the “Defendants,” and, together with the Plaintiffs, the “Parties,” or singularly, a “Party”) by and through their respective counsel of record.1

I.	RECITALS

A. On May 4, 2006, Plaintiffs filed a Class Action Complaint in the above captioned proceeding, which was amended by the Second Amended Class Action Complaint, filed in the above captioned proceeding by Plaintiffs on April 16, 2008 (collectively, the “Plaintiffs’ Complaint,” and together with all alleged causes of action therein, the “Plaintiffs’ Action”). By order dated June 23, 2008, Plaintiffs’ Motion for Class Certification was granted.

B. On May 25, 2006, Intervenor, the Humboldt County District Attorney’s Office, (the “Intervenor”) filed a Complaint in Intervention in the above captioned proceeding (the “Intervenor’s Complaint,” and, together with all alleged causes of action therein, the “Intervenor’s Action”). The Intervenor’s Complaint and the Plaintiffs’ Complaint are collectively referred to herein as the “Complaints,” and the Intervenor’s Action and the Plaintiffs’ Action are collectively referred to herein as the “Related Actions”).

C. The Plaintiffs’ Complaint seeks relief on behalf of Plaintiffs and two classes (Facility Resident Class and Family Member Class) and one subclass (Facility Resident Private Pay Subclass) (collectively, the “Class” or “Settlement Classes”) comprised of current and former residents of the Defendant Facilities, or any Defendant Facility (as defined below), during the period beginning September 1, 2003, and ending on the Settlement Date,2 and their family members.

[1]

Concurrently herewith, Defendants have entered into the Settlement Agreement and Release with the People of the State of California, by and through Intervenor, the Humboldt County District Attorney’s Office (the “Intervenor Settlement Agreement”).

[2]	As set forth in Section III.A below, the relevant period for all persons who resided at St. Luke (as defined below) runs from December 15, 2003 through and including the Settlement Date.

Members of the Class are collectively referred to herein as the “Class Members.” The Intervenor’s Action seeks relief on behalf the People of the State of California for alleged violations of California Business and Professions Code (“B&P Code”) § 17200, et seq., for alleged unlawful business practices, including relief under B&P Code sections 17203, 17206 and 17206.1. The Plaintiffs do not include persons that elected to “Opt Out” of these proceedings during the prior class notice period, as more specifically identified on Exhibit A to the Declaration of Ryanne Cozzi Re: Resident Opt-Out List filed with the Court on or about February 23, 2010.

D. The Defendants are 22 separately licensed facilities, located in California (each a “Defendant Facility”), SKH and Skilled Healthcare, LLC.

E. Throughout the Related Actions, the Defendants, and each of them, have denied and they continue to deny each and every cause of action, claim and contention alleged against them by the Plaintiffs and Intervenor in the Related Actions and under the Complaints filed therein.

F. Plaintiffs’ case was tried to a jury in the Superior Court of California for the County of Humboldt, Judge W. Bruce Watson, presiding. On July 6, 2010, the jury returned a verdict on liability and damages under Health & Safety Code section 1430, subdivision (b)3 (subsuming theories of liability under sections 1276.5 and 1599.1), and under the Consumer Legal Remedies Act (CLRA). The approximate total of damages awarded was $676.8 million.

G. The trial is incomplete. Remaining to be tried to or determined by the court are (1) equitable statutory claims, including restitution and other civil remedies sought by Intervenor; and (2) punitive damages.

H. On July 25, 2010, the Parties began mediation before retired San Francisco Superior Court Judge Daniel Weinstein and certain of his colleagues, at JAMS in San Francisco, California. The Parties met in person with the mediator and conducted numerous additional conferences by phone. In addition to the sessions with Judge Weinstein and/or his colleagues, the Parties and their counsel engaged in many additional conference calls, and other communications intended to further

[3]	All statutory references are to the Health & Safety Code, unless otherwise specified.

the process of the global resolution of the Related Actions (the “Settlement”). Negotiations were at arms length, hard fought, and frequently acrimonious.

I. On August 13, 2010, the Parties reached an agreement regarding certain significant elements of a potential Settlement. The Parties conducted further negotiations over other terms of the Settlement, as reflected herein.

J. Plaintiffs, Intervenor and the Public Prosecutors4 (if applicable), have agreed to settle the Related Actions pursuant to the provisions of this Settlement Agreement and the Intervenor Settlement Agreement, respectively, set forth in detail below and in the Intervenor Settlement Agreement, considering, among other things:

1. The substantial benefits to the Class, Intervenor and the Public Prosecutors under the terms of this Settlement Agreement and the Intervenor Settlement Agreement;

2. The attendant expense, risks, difficulties, delays, and uncertainties of the continuation of trial, post-trial proceedings, and appeals; and

3. The Defendants’ financial condition and the risk the Class and/or Intervenor could obtain little or no relief if the proceedings did not resolve promptly.

K. Plaintiffs, Counsel to the Class (“Class Counsel”), Intervenor and the Public Prosecutors agree that this Settlement Agreement and the Intervenor Settlement Agreement provide fair, reasonable, and adequate relief to the Class and Intervenor in the circumstances presented, and that settlement on the agreed terms, set forth below and in the Intervenor Settlement Agreement, is in the best interests of the Settlement Classes and Intervenor described below and in the Intervenor Settlement Agreement.

[4]

As used herein, the term “Public Prosecutors” means: (i) the Office of the Attorney General of the State of California (the “Attorney General”), or alternatively; (ii) the District Attorney’s Offices for the Counties of Orange, Riverside, Los Angeles, Fresno or Santa Barbara (collectively, the “District Attorneys”), or any of the District Attorneys or the Attorney General, as the case may be, which acknowledge and agree to the terms, conditions and obligations provided for in the Intervenor’s Settlement Agreement. Participation by the Public Prosecutors is not required to bind Defendants, Plaintiffs or the Intervenor to the terms of the Settlement.

L. Class Counsel and Intervenor, after consultation with relevant experts, have carefully evaluated and compared the strengths, weaknesses, and relative merits of the claims of the Settlement Classes and Intervenor and have developed a distribution plan for division of the economic relief that recognizes, to the extent possible based on the available data and the uncertainties of litigation, the relative value of those claims.

M. The Parties mutually seek to compromise and settle any and all past, present, future and potential claims, controversies, disputes and issues arising out of, or directly or indirectly related to or arising from the matters that were alleged or asserted, or could have been alleged or asserted in the Plaintiffs’ Action, unless as otherwise provided by this Settlement Agreement. This Settlement Agreement is entered into without the admission of any wrongful conduct, wrongdoing or liability by the Defendants, or any of them.

N. The Parties are willing to enter this Settlement Agreement only upon the assurance that each Party is authorized to enter this Settlement Agreement and is willing to comply with the terms, conditions and obligations hereunder.

O. The Parties acknowledge and agree that the Settlement has an estimated value of not less than $62.8 million (the “Estimated Settlement Value”), consisting of the Settlement Funds (as defined below) and the Estimated Injunction Costs (as defined below).

NOW, THEREFORE, in light of the foregoing Recitals, and for good and valuable consideration, receipt of which is acknowledged, the Parties hereby agree as follows:

II.	SETTLEMENT RELIEF

A. An Injunction, as set forth below in Section II.E hereof.

B. A payment by Defendants in the aggregate amount of $50 million consisting of (1) a payment in the amount of $45 million (the “Class Settlement Payment”) to the Class Escrow Account (as defined below) pursuant to Section II.C hereof, to establish a settlement fund (the “Class Settlement Fund”); and (2) a separate payment in the amount of $5 million (the “Additional Settlement Payment,” and, together with the Class Settlement Payment, the “Settlement Payments”) to the Additional Escrow Account (as defined below) pursuant to Section II.C hereof, to establish a settlement fund (the “Additional Settlement Fund,” and, together with the Class Settlement Fund, the “Settlement Funds”), which shall be inclusive of:

1. Settlement payments to Class Members;

2. Notice costs, claims administration costs (including the costs of identifying Class Members), and taxes or tax administration costs related to interest earned on the Settlement Funds (collectively, the “Administration Costs”);

3. Service Payments (as defined below) to the Named Plaintiffs; and

4. Reasonable attorneys’ fees and litigation costs (the “Attorneys’ Fees and Costs”) in an amount to be determined by the Court and which the Defendants will not oppose for the purposes of Settlement Approval; and

5. The Initial Additional Payment (as defined below) and the Final Additional Payment (as defined below), to the extent funds are available, all pursuant to Section II.F hereof.

C.	Creation of the Settlement Funds:

1. The Class Settlement Payment shall be deposited via wire transfer into a designated escrow account (the “Class Escrow Account”), thereby establishing the Class Settlement Fund, within five (5) business days after (a) the Parties execute this Settlement Agreement, and (b) the Intervenor and the Defendants execute the Intervenor’s Settlement Agreement, and shall be disbursed from the Class Escrow Account as provided for in the Class Escrow Agreement substantially in the form attached as Exhibit A hereto (the “Class Escrow Agreement”) by the escrow agent designated in the Class Escrow Agreement (the “Class Escrow Agent”), but no amounts whatsoever (except disbursements to the Settlement Administrator as provided in this Section II.C.1 and Section II.C.7 below, and disbursements to the Defendants in the event of a Termination as provided in Section II.C.3 below) shall be disbursed prior to the ninety-fourth (94th) calendar day after the latest to occur of: (x) the execution by (i) all Parties of this Settlement Agreement; and (ii) the Intervenor and the Defendants of the Intervenor’s Settlement Agreement; (y) the receipt of the Class Settlement Payment into the

Class Escrow Account in collected funds; and (z) the entry of the Preliminary Approval Order (as defined herein). The Preliminary Approval Order shall include and constitute approval of execution of the Class Escrow Agreement by all parties thereto, and the Class Escrow Agreement shall be legally valid, binding and enforceable obligations of the parties thereto irrespective of whether a Termination (as defined below) occurs, whether a Final Approval Order (as defined below) is entered, or whether the Effective Date (as described below) occurs, if ever. The Class Escrow Account is, and is intended by the parties thereto to be, an escrow, with the funds therein to be held by the Class Escrow Agent until the happening of the contingencies and/or the satisfaction of the conditions specified in the Class Escrow Agreement, then to be disbursed pursuant thereto. The deposit of the Class Settlement Payment into the Class Escrow Account by Defendants is, and is intended by Defendants to be, an irrevocable relinquishment of any right of possession or control of the funds so deposited, and Defendants’ only right to disbursement of funds in the Class Escrow Account shall be as provided in the Class Escrow Agreement and Section II.C.3 hereof. Upon receipt of the Class Settlement Payment into the Class Escrow Account, there shall be an immediate disbursement to the Settlement Administrator in the amount of $50,000 for initial Administration Costs.

2. The Additional Settlement Payment shall be deposited via wire transfer into a designated escrow account (the “Additional Escrow Account,” and together with the Class Escrow Account, the “Escrow Accounts”), thereby establishing the Additional Settlement Fund, within five (5) business days after (a) the Parties execute this Settlement Agreement, and (b) the Intervenor and the Defendants execute the Intervenor’s Settlement Agreement, and shall be disbursed from the Additional Escrow Account as provided for in the Additional Escrow Agreement substantially in the form attached as Exhibit B hereto (the “Additional Escrow Agreement,” and together with the Class Escrow Agreement, the “Escrow Agreements”) by the escrow agent designated in the Additional Escrow Agreement (the “Additional Escrow Agent”), but no amounts whatsoever shall be disbursed prior to the ninety-fourth (94th) calendar day after the latest to occur of: (x) the execution by (i) all Parties of this Settlement Agreement; and (ii) the Intervenor and the Defendants of the Intervenor’s Settlement Agreement; (y) the receipt of the Additional Settlement Payment into the Additional Escrow Account in collected funds; and (z) the entry of the Preliminary Approval Order (as defined herein). The Preliminary Approval Order shall include and constitute approval of execution of the Additional Escrow Agreement by all parties thereto, and the Additional Escrow Agreement shall be legally valid, binding and enforceable obligations of the parties thereto irrespective of whether a Termination (as defined below) occurs, whether a Final Approval Order (as defined below) is entered, or whether the Effective Date (as described below) occurs, if ever. The Additional Escrow Account is, and is intended by the parties thereto to be, an escrow, with the funds therein to be held by the Additional Escrow Agent until the happening of the contingencies and/or the satisfaction of the conditions specified in the Additional Escrow Agreement, then to be disbursed pursuant thereto. The deposit of the Additional Settlement Payment into the Additional Escrow Account by Defendants is, and is intended by Defendants to be, an irrevocable relinquishment of any right of possession or control of the funds so deposited, and Defendants’ only right to disbursement of funds in the Additional Escrow Account shall be as provided in the Additional Escrow Agreement and Section II.C.3 hereof.

3. Upon the occurrence of a Termination, the Defendants will be entitled to receive a disbursement from the Escrow Accounts of the entire amount of the Settlement Funds (including any accumulated interest), other than amounts previously disbursed, as provided for in the Settlement Agreement, for Administration Costs (the “Reimbursement”). The Reimbursement shall be made by the Escrow Agents no later than five (5) business days following the receipt from Defendants’ counsel of certification in writing (i) confirming the occurrence of a Termination; and (ii) providing instructions for the payment of the Reimbursement. Concurrently with the transmittal of such certification to the Escrow Agents, Defendants’ counsel shall transmit a copy of such certification to Class Counsel via email and overnight delivery. In the event that Defendants receive the Reimbursement, Defendants shall pay upon demand all Administration Costs incurred by the Settlement Administrator prior to the Termination or reasonably necessary for the Settlement Administrator to wind up after the Termination, to the extent not theretofore paid.

4. From and after the Effective Date (as defined below), if it occurs, Defendants shall have no right to receive any disbursement from the Escrow Accounts or the Settlement Funds. All amounts then on deposit in the Escrow Accounts shall be disbursed by the Escrow Agents to or for the account of the Settlement Administrator (as defined below), pursuant to the Escrow Agreements no later than five (5) business days following the receipt from Class Counsel of certification in writing (i) confirming the occurrence of the Effective Date; and (ii) providing instructions for the disbursement of all amounts then on deposit in the Escrow Accounts to or for the account of the Settlement Administrator. Concurrently with the transmittal of such certification to the Escrow Agents, Class Counsel shall transmit a copy of such certification to Defendants’ counsel via email and overnight delivery. Upon receipt of such amounts by the Settlement Administrator, all such amounts shall be held and disbursed in accordance with Sections II.C.5, II.C.6, II.D, II.F, VI.D., IX.H and IX.I hereof.

5. Amounts, if any, in the Class Settlement Fund received by the Settlement Administrator not used for other purposes permitted in this Settlement Agreement (the “Unused Funds”) shall be donated, by way of an award in the nature of cy pres to one or more charitable or non-profit organizations (the “Proposed Cy Pres Recipients”). The Proposed Cy Pres Recipients shall be selected by Class Counsel, subject to approval of Defendants, which approval will not be unreasonably withheld. In the event that Defendants do not approve selection of any of the Cy Pres Recipients within five (5) business days of receiving the proposal, the Parties will submit the dispute to Judge Daniel Weinstein of JAMS, who will have sole authority, after appropriate consultation with the Parties, to make a binding decision on whether the objectionable Cy Pres Recipient(s) is an appropriate recipient of the Unused Funds.

6. Amounts in the Additional Settlement Fund received by the Settlement Administrator shall be retained by the Settlement Administrator in a segregated account and used solely to fund the payments contemplated by Section II.F hereof; provided, however, that in the event that the amounts in the Class Settlement Fund received by the Settlement Administrator are not sufficient to make all settlement payments to Class Members, then the Settlement Administrator shall first use amounts in the Additional Settlement Fund for such purpose, and then apply all remaining amounts to fund the payments contemplated by Section II.F hereof.

7. The Class Settlement Fund shall be a “Qualified Settlement Fund” within the meaning of Treasury Regulation Section 1.468B-1, and the Defendants and the Settlement Administrator agree to treat the Class Settlement Fund as being at all times a “Qualified Settlement Fund.” The Defendants and Settlement Administrator shall timely make such elections, file such returns and take all other actions as are necessary (i) to comply with and satisfy the requirements of Section 468B of the Internal Revenue Code of 1986, as amended (“IRC”), and Treasury Regulation Sections 1.468B-1 through 1.468B-5, and (ii) to ensure that the Class Settlement Fund constitutes and is treated as a “Qualified Settlement Fund”. Settlement Administrator agrees to make the “relation-back election” (as defined in Treasury Regulation Section 1.468B-1) back to the earliest permitted date. The elections and other actions referenced in this Section II.C.7 shall be made in compliance with the procedures and requirements contained in Treasury Regulation Sections 1.468B-1 through 1.468B-5. For the purposes of IRC Section 468B and the regulations promulgated thereunder, the “settlement administrator” shall be Settlement Administrator. Settlement Administrator has obtained an “employer identification number” for the Class Settlement Fund and shall timely and properly file all information and other tax returns necessary or advisable with respect to the Class Settlement Fund (including during the time that it is in the Class Escrow Account, and including, without limitation, the returns described in Treasury Regulation Sections 1.468B-2(k) and (l). All such returns (as well as the elections), shall reflect that all federal and state taxes (including any interest or penalties) arising with respect to the income earned by the Class Settlement Fund (including during the time that it is in the Class Escrow Account) shall be paid out of the Class Settlement Fund, and, during the time that the Class Settlement Fund is in the Class Escrow Account, the Settlement Administrator is authorized to instruct the Class Escrow Agent to make disbursements therefrom to the Settlement Administrator as necessary to timely pay all such taxes. Settlement Administrator shall prepare and deliver, timely and properly, the necessary documentation for signature by all necessary parties and thereafter shall cause the appropriate elections and filings to occur.

D.	Distribution Plan:

1. The funds to be made available from the Class Settlement Fund for payment to the Class Members (the “Class Settlement Amount”) shall equal the amount of the Class Settlement Fund, less the Initial Additional Payment, the Administration Costs, the Service Payments, and the Attorneys’ Fees and Costs.

2. Class Counsel shall obtain entry of the Preliminary Approval Order (as defined herein) and approval of this Settlement Agreement at the Final Approval Hearing for a Distribution Plan to distribute the Class Settlement Amount, to the extent that claims are made in accordance with the claims administration process set forth in Section IX below, as follows: (a) approximately 91.43% of the Class Settlement Amount shall be paid to the Class Members that comprise the Facility Resident Class (as defined below), or if such Class Members are deceased, to their heirs, assigns or legal successors that make timely claims; (b) the balance of approximately 8.57% of the Class Settlement Amount shall be paid to the Class Members that comprise the Private Pay Subclass (as defined below) of the Facility Resident Class and the Family Member Class (as defined below).

3. To the extent feasible, the Distribution Plan shall provide that the payments made to specific Class Members shall reasonably reflect the duration of the Class Member’s stay at any Defendant Facility and the percentage of days when such Defendant Facility(ies) fell below 3.2 NHPPD during the year(s) of the Class Member’s stay(s).

E.	Implementation of Injunction:

1. The Parties agree to the entry, effective as of the Effective Date, if it occurs, by the Court of the Stipulation for Entry of Injunction (the “Injunction”) in the form attached hereto as Exhibit C.

2. Defendants represent that the estimated costs of compliance with the terms of the Injunction are approximately $12.8 million (the “Estimated Injunction Costs”). Plaintiffs hereby agree and acknowledge that for purposes of calculating the Estimated Injunction Costs and the Actual Injunction Costs (as defined below), Defendants shall include any and all anticipated costs to develop, implement, monitor and report pursuant to the terms of the Injunction, which shall include, but shall not be limited to costs attributable to (i) enhanced reporting requirements; (ii) implementing advanced staffing tracking systems; (iii) fees and expenses paid to the Auditor (as defined in the Injunction) and Special Master (as defined in the Injunction); and (iv) increased labor and labor related expenses; (v) lost revenues attributable to admission decisions based on compliance with the terms and conditions of the Injunction. Defendants shall provide a sworn declaration that supports the Estimated Injunction Costs and agree that such declaration may be filed in support of the Parties’ request for Court approval of this Settlement Agreement pursuant to Section VI hereof.

3. On or before the date that is three (3) months from the end of the term of the Injunction, Defendants shall provide the Auditor with documentation sufficient to determine the actual costs and expenses incurred by Defendants in compliance with the terms of the Injunction (the “Actual Injunction Costs”). Defendants hereby agree that if the Actual Injunction Costs are less than $9.6 million (the “Minimum Injunction Costs”), Defendants shall remit the amount by which the Actual Injunction Costs are less than the Minimum Injunction Costs, if any, to the Class Settlement Fund to be treated as Unused Funds as contemplated by Section II.C.5 hereof; provided, however, that to the extent that any

Defendant Facility does not operate or is no longer operated by an affiliate of SKH during any portion of the term of the Injunction, the Minimum Injunction Costs shall be reduced by the amount of Estimated Injunction Costs attributable to such Defendant Facility for the period of time that such Defendant Facility was not in operation or was no longer operated by an affiliate of SKH.

F.	Remedial Payments:

1. (a) On the Effective Date, if it occurs, remedial payments shall be made from the Additional Settlement Fund to the Humboldt County Treasurer-Tax Collector on behalf of The People of the State of California in the amount of $1.0 million payable at the same time that distributions commence to the Class Members (the “Initial Additional Payment”), for purposes of reimbursement to the Humboldt County District Attorney’s Office for litigation efforts in prosecuting this case and restitution and other civil remedies. (b) On the second anniversary of the Effective Date, if it occurs, provided that no actions described in Section II.F.2 below have been filed by the Office of the Attorney General of the State of California, or any of the District Attorney’s Offices for the Counties of Orange, Riverside, Los Angeles, Fresno or Santa Barbara, an aggregate amount of $4.0 million (constituting additional remedial payments for restitution and other civil remedies) (the “Final Additional Payment”) shall be distributed from the Additional Settlement Fund as follows: (i) $1.0 million to the Humboldt County District Attorney’s Office pursuant to Business and Professions Code 17206(b); (ii) $500,000 to the Office of the Attorney General of the State of California; (iii) $500,000 (plus any interest accumulated on the Final Additional Payment, if any) to the California District Attorney’s Association; and (iv) $400,000 to each of the District Attorney’s Offices for the Counties of Orange, Riverside, Los Angeles, Fresno and Santa Barbara.

2. In the event that the Office of the Attorney General of the State of California, or any of the District Attorney’s Offices for the Counties of Orange, Riverside, Los Angeles, Fresno or Santa Barbara institute a separate action(s) seeking restitution and other civil remedies for violations under Health & Safety Code section 1430, subdivision (b) (subsuming theories of liability under sections 1276.5 and 1599.1) based on claims or allegations that occurred during the Class Period under B&P Code sections 17200, et seq., for alleged unlawful business practices, including, but not limited to, relief under B&P Code sections 17203, 17206 and 17206.1, except for matters involving the conduct at Eureka Healthcare and Rehabilitation Center, LLC, which was the subject of a search warrant by the Department of Justice served on the Northern California regional offices of Skilled Healthcare, LLC, on or about April 14, 2009, the entire amount of the Final Additional Payment (including any accumulated interest thereon, if any) shall be paid from the Additional Settlement Fund to the Defendants within three (3) business days of written request to the Settlement Administrator by counsel to the Defendants accompanied with a copy of the complaint filed in any such action.

3. In the event that the Office of the Attorney General of the State of California, or alternatively, each of the District Attorney’s Offices for the Counties of Orange, Riverside, Los Angeles, Fresno and Santa Barbara, acknowledges and agrees to the terms, conditions and obligations provided for in the Intervenor’s Settlement Agreement by their respective (a) counterpart execution in the space provided in the Intervenor’s Settlement Agreement; and (b) delivery of same to the attention of the counsel to the Defendants (original by mail and a copy by facsimile), prior to the ninety-fourth (94th) calendar day after the latest to occur of: (x) the execution by (i) all Parties of this Settlement Agreement; and (ii) the Intervenor and the Defendants of the Intervenor’s Settlement Agreement; (y) the receipt of the Settlement Payments into the Escrow Accounts in collected funds; and (z) the entry of the Preliminary Approval Order (as defined herein), then the Additional Prosecutor Payment shall instead be payable from the Additional Settlement Fund on the Effective Date, if it occurs. In such event, the payments described in Section II.F.1(b) above shall be made and Section II.F.2 above shall not be effective.

III.	SETTLEMENT CLASSES

A. Class Definitions: For the purpose of the definition of the Settlement Classes, the “Class Period” is, except as set forth immediately below with respect to persons who resided at St. Luke (as defined below), September 1, 2003, through and including the Settlement Date. The Settlement Classes consist of two classes and a subclass, namely: (1) the “Facility Resident Class” with a “Private Pay Subclass,” and (2) the “Family Member Class,” as those terms are defined below; provided, however, that the Settlement Classes shall exclude all persons identified on Exhibit A to the Declaration of Ryanne Cozzi Re: Resident Opt-Out List filed with the Court on or about February 23, 2010, unless any such person: (i) resided at a Defendant Facility from April 2, 2009 through and including the Settlement Date; or (ii) are related to any person referenced in the immediately preceding subparagraph (i) by blood, marriage or legal relationship and paid monies to the Defendants, or any of them, for services rendered at a Defendant Facility from April 2, 2009, through and including the Settlement Date.

Class 1: FACILITY RESIDENT CLASS

The Facility Resident Class consists of all persons who resided at a Defendant Facility from September 1, 2003 through and including the Settlement Date, with the exception of St. Luke Healthcare and Rehabilitation Center (“St. Luke”), which consists of all persons who resided at St. Luke from December 15, 2003 through and including the Settlement Date.

Class 1A: PRIVATE PAY SUBCLASS

The Private Pay Subclass is a subclass of the Facility Resident Class and consists of all persons who are members of the Facility Resident Class and who made payments to the Defendants, or any of them, through private pay funds and/or privately-acquired insurance during the Class Period.

Class 2: FAMILY MEMBER CLASS

The Family Member Class consists of all persons who are related to any Facility Resident Class member by blood, marriage or legal relationship and paid monies to the Defendants, or any of them, for services rendered at a Defendant Facility to any Facility Resident Class member during the Class Period.

IV.	RELEASE BY PLAINTIFFS

A. On the Effective Date, if it occurs, except for the obligations arising under this Settlement Agreement and as necessary to enforce the terms of this Settlement Agreement, the Plaintiffs, and each of them, on behalf of themselves and on behalf of each of their respective former, present and future joint ventures, partnerships, partners, principals, agents, employees, predecessors, successors, assigns, heirs, estates, executors, trustees, administrators and representatives, hereby fully and forever waive, relinquish, release and discharge the Defendants, and each of them, and each of their former, present and future joint ventures, partnerships, parent and subsidiary affiliate corporations, related companies by common ownership, partners, principals, agents, employees, stockholders, officers, directors, managers, predecessors, successors, assigns, heirs, estates, executors, administrators, representatives and attorneys (which foregoing entities and individuals are collectively referred to herein as the “Defendant Released Parties”), of and from, without limitation, any and all claims, demands, controversies, damages, actions, causes of action, debts, liabilities, rights contracts, costs (including attorneys’ fees, costs and litigation expenses), indemnities, obligations and losses of every kind or nature whatsoever, including, without limitation, in contract, in tort, statute (including, but not limited to Health and Safety Code section 1430(b) claims based on violations of Health and Safety Code section 1276.5 or Health and

Safety Code section 1599.1(a) (collectively, the “1430(b) Claims”), or RICO claims), regulation, or common law, whether in arbitration, regulatory, administrative, or judicial proceedings, whether as individual claims or as part of a class of claims or claims on behalf of the general public or a subset thereof, whether at this time known or unknown, anticipated or unanticipated, direct or indirect, fixed or contingent, liquidated or unliquidated, which may presently exist or may hereafter arise or become known, for or by reason of any act, omission, event, transaction, matter or cause whatsoever during the Class Period, directly or indirectly related to or arising from the matters that were alleged or asserted, or could have been alleged or asserted in the Plaintiffs’ Action; provided, however, that no Plaintiff, or any of them, is waiving any claim for personal injuries, emotional injuries, physical injuries, or wrongful death (collectively, the “Personal Injury Claims”); provided further, however, that no Plaintiff may assert a 1430(b) Claim, including, but not limited to a 1430(b) Claim for damages or injuries, against the Defendant Released Parties, which arose prior to the Settlement Date, whether associated with a Personal Injury Claim or any other claim whatsoever (collectively, the “Released Claims”). Except with respect to any Released Claim, the Plaintiffs, and each of them, shall be entitled to assert any other claim or allegation in connection with any Personal Injury Claim.

B. Without limiting the foregoing and except as excluded by the proviso in the immediately preceding paragraph A, the Released Claims specifically extend to claims that the Plaintiffs do not know or suspect to exist in their favor as of the date the Final Approval Order is entered by the Court. Plaintiffs, on behalf of themselves individually and in their representative capacities acknowledge, and all Plaintiffs are deemed to acknowledge that they are aware that any of them may hereafter discover facts in addition to, or different from, those facts which they now know or believe to be true with respect to the subject matter of this Settlement Agreement, but that it is their intention to release fully, finally and forever all Released Claims, and in furtherance of such intention, the release of the Released Claims will be and remain in effect notwithstanding the discovery or existence of any such additional or different facts.

C. On the Effective Date, if it occurs, and subject to Section IV.E hereof, the Defendant Released Parties, and each of them, hereby fully and forever waive, relinquish, release and discharge the Plaintiffs, Class Counsel, and each of them, and each of their respective former, present and future joint ventures, partnerships, partners, principals, agents, employees, predecessors, successors, assigns, heirs, estates, executors, trustees, administrators, attorneys and representatives, of and from, without limitation, any and all claims, demands, controversies, damages, actions, causes of action, debts, liabilities, rights contracts, costs (including attorneys’ fees, costs and litigation expenses), indemnities, obligations and losses of every kind or nature whatsoever, that arise from or relate to the filing and prosecution of the Plaintiffs’ Action.

D. With respect to any and all of the claims released by this Settlement Agreement, the Parties expressly represent and warrant, and each Class Member shall be deemed to have represented and warranted, that they have each read and understand fully the provisions of California Civil Code § 1542 (“section 1542”), which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

E. Having been apprised of the statutory language of section 1542, the Parties shall expressly, and each of the Class Members shall be deemed to have, and by operation of the Final Approval Order shall have, expressly, elected to assume all risks for claims heretofore and hereafter arising, whether known or unknown, from the subject of this Settlement Agreement and waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law which is similar, comparable or equivalent to section 1542.

F. Nullification of Releases and Judgment of Dismissal With Prejudice:

1. As used herein: “Payee” means any person or entity to whom a portion of the Settlement Funds is paid, directly or indirectly; and “DRP” means any Defendant Released Party or any affiliate of any Defendant Released Party, or any successor to, assignee of, or estate of any Defendant Released Party or any such affiliate, or any trustee, receiver, or other fiduciary for any Defendant Released Party or any such affiliate or any such successor, assignee or estate.

2. Notwithstanding any other provision of this Settlement Agreement to the contrary, but subject to Section IV.F.3 below, if a Payee shall be required at any time to return, restore, repay, pay on account of the avoidance or recovery of, or in any other way surrender the benefit of all or any portion of the Settlement Payments (collectively a “Recovery”), to or for the benefit of any DRP, and the full amount of such Recovery is paid to or for the benefit of any DRP, then the release of Defendant Released Parties under this Settlement Agreement by or on behalf of such Payee, the Judgment of Dismissal With Prejudice (as defined below) as it applies to such Payee, and the release granted under this Settlement Agreement to or for the benefit of such Payee, shall thereupon automatically be of no further force or effect, as if the release by or on behalf of such Payee had never been entered into, the Judgment of Dismissal With Prejudice as it applies to such Payee had never been entered, and the release granted under this Settlement Agreement to or for the benefit of such Payee had never been entered into.

3. To the extent that a Recovery is made from the Escrow Agents and/or the Settlement Administrator with respect to funds that were to be distributed by the Settlement Administrator to the Intervenor, the Public Prosecutors (if any) and/or those Class Members who have mailed or delivered a Claim Form to the Settlement Administrator prior to the date of such Recovery, if any, and the full amount of such Recovery is paid to or for the benefit of any DRP, then Section IV.F.2 shall apply to the releases and the Judgment of Dismissal With Prejudice only as to the Intervenor, Public Prosecutors (if any), and/or such Class Members who have mailed or delivered a Claim Form, if any, whose funds are the subject of such Recovery (and for that purpose they shall be considered “Payees”), but Section IV.F.2 shall not affect the releases or the Judgment of Dismissal With Prejudice as to any other persons or entities who might have or could have become recipients of such funds under this Settlement Agreement.

V.	COVENANT NOT TO PROSECUTE RELEASED CLAIMS

A. From the Settlement Date until the Effective Date, if it occurs, or a Termination, if it occurs, and notwithstanding that the releases granted herein are not yet effective during that period, the Parties hereby covenant and agree not to commence or prosecute any action or proceeding based on any Released Claim or any claim released within Section IV.C above, unless otherwise provided in this Settlement Agreement.

B. From and after the Effective Date, if it occurs, the Parties hereby covenant and agree never to commence or prosecute any action or proceeding based on any Released Claim or any claim released within Section IV.C above, subject, however, to Section IV.F above, unless otherwise provided in this Settlement Agreement.

VI.	NOTICE AND APPROVAL OF THE SETTLEMENT

A. Class Counsel and Intervenor will submit preliminary approval papers for the Settlement, including a Motion for Preliminary Approval of Settlement Agreements, which shall seek preliminary approval of this Settlement Agreement and the Intervenor Settlement Agreement, along with a proposed order for preliminary approval substantially in the form of Exhibit D hereto (the “Preliminary Approval Order”), an agreed proposed form of mailed notice and a summary notice substantially in the Form of Exhibits E and F hereto (the “Notice” and the “Summary Notice,” respectively), the proposed form of the order for final approval substantially in the form of Exhibit G hereto (the “Final Approval Order”), and the executed Settlement Agreement and Intervenor Settlement Agreement, within a reasonable time following of execution of this Settlement Agreement and the Intervenor Settlement Agreement. The Defendants will not oppose the Motion for Preliminary Approval.

B. The Preliminary Approval Order will approve the form of the Notice, will find that the method of notice selected constitutes the best notice to all persons within the definition of the

Settlement Classes that is practicable under the circumstances, and will find that the form and method of notice each comply fully with all applicable law.

C. The Parties will propose the following notice protocol for approval by the Court:

1. The appropriate form of the Notice, along with a claim form, will be mailed to the last known address of Settlement Class Members in Defendants records, by first class mail as soon as practicable, but in no event later than thirty (30) calendar days after the Court enters the Preliminary Approval Order;

2. The Settlement Administrator (as defined below) and each Class Counsel will provide a link on its website to a central site maintained by the Settlement Administrator to obtain downloadable and printable copies of the Settlement Agreement, the Notice and the Claim Form;

3. The Settlement Administrator will also provide publication notice of the Settlement Agreement (via the Summary Notice) through one (1) notice to be published in appropriate newspaper(s) of state-wide publication, or as otherwise ordered by the Court, not later than thirty (30) calendar days after the Court enters the Preliminary Approval Order; and

4. The Settlement Administrator will promptly re-mail any notices returned by the Post Office with a forwarding address.

D. All Administration Costs will be paid out of the Class Settlement Fund, except as otherwise provided in Section II.C.3 hereof.

E. The Settlement Administrator will file with the Court and serve upon Class Counsel, Intervenor and Defendants’ counsel no later than ten (10) calendar days prior to the hearing before this Court to consider the entry of the Final Approval Order (the “Final Approval Hearing”) an affidavit or declaration stating that notice has been completed in accordance with the terms of the Preliminary Approval Order.

F. The Final Approval Hearing will be held at a date and time to be set by the Court after mailing of the Notice and the passing of the Opt-Out Date (as defined below) and the date for

Class Members to object to this Settlement. At the Final Approval Hearing, the Court will consider and determine whether the provisions of this Settlement Agreement, the Intervenor Settlement Agreement, and the Distribution Plan should be finally approved as fair, reasonable and adequate, whether any objections to the Settlement should be overruled, whether attorneys’ fees, costs and Service Payments (as defined below) to Named Plaintiffs should be approved in the amounts requested, and whether a judgment and order finally approving the Settlement and dismissing any or all of the actions should be entered. Class Counsel for the Plaintiffs will file the Motion for Final Approval of the Settlement Agreements, which shall seek final approval of this Settlement Agreement and the Intervenor Settlement Agreement, on the schedule ordered by the Court and the Defendants will not oppose the Motion. The Parties will submit a proposed form of Final Approval Order substantially in the form of Exhibit G hereto.

G. The term “Effective Date” means, for purposes of this Settlement Agreement, assuming that no Termination (as defined below) has theretofore occurred, the fifth (5th) business day after the latest of the following dates: (a) the date upon which the time to commence an appeal of the Final Approval Order and a Judgment of Dismissal With Prejudice with respect to the Complaints, which shall include a provision vacating, as of the Effective Date, the Orders and Judgments for Permanent Injunction entered by the Court on August 26, 2010, and vacating, as of the Effective Date, certain identified rulings and orders made pursuant to hearings and during trial in the Related Actions (the “Judgment of Dismissal With Prejudice”)5 has expired, if no one has commenced any appeal or writ proceeding challenging the Final Approval Order and Judgment of Dismissal With Prejudice; or (b) the date the Final Approval Order and Judgment of Dismissal With Prejudice has been affirmed on appeal or writ review (or the appeal or writ petition has been dismissed with prejudice), and the time within which to seek further review has expired. In no event will this Settlement Agreement or the Intervenor Settlement Agreement become effective unless the Court has entered the Judgment of Dismissal With Prejudice.

[5]	The form of Judgment of Dismissal With Prejudice agreed to by the Parties is attached hereto as Exhibit H.

H. Concurrently with the execution of this Settlement Agreement, Plaintiffs shall execute and authorize the filing of the Stipulation for Stay of Pending Appeal and [Proposed] Order Thereon, in the form attached hereto as Exhibit I.

VII.	EXCLUSIONS FROM THE SETTLEMENT

A. The last date for Class Members to exclude themselves from the Settlement (the “Opt-Out Date”) will be thirty (30) calendar days after the date that mailed and published Notice has been completed (the “Class Notice Date”), as confirmed by the Settlement Administrator. The Opt-Out Date shall be conspicuously listed in the Notice and in the Summary Notice.

B. Each Class Member who wishes to be excluded from the Settlement must mail to the Settlement Administrator, postmarked or received in a manner allowed by the Notice on or before thirty (30) calendar days after the Class Notice Date, an appropriate written request for exclusion, including his or her name, address, telephone number, that is personally signed by the Class Member. No Class Member, or any person acting on behalf or in concert or participation with that Class Member, may exclude another Class Member from the Settlement.

C. No later than fourteen (14) calendar days after the Opt-Out Date, Class Counsel shall direct the Settlement Administrator to provide a list of those Class Members of each class who have attempted timely and validly to opt out (the “Administrator’s Report”) to Class Counsel and designated counsel for the Defendants. A copy of the form used for each such attempted opt out will be appended to the Administrator’s Report.

D. The final list of requests for exclusion will be filed with the Court by the Settlement Administrator not later than five (5) business days before the Final Approval Hearing. Upon the Effective Date, if it occurs, any and all Class Members who have not submitted a timely, written request for exclusion to the Settlement Administrator, will be bound by the releases set forth herein, and all proceedings, orders, and judgments entered in the Related Actions, even if those persons have previously initiated or subsequently initiate individual claims, litigation or other proceedings against the Defendants, or any of them, related to the claims released pursuant to this Settlement Agreement.

E. Any Class Member who excludes themselves from the Settlement shall no longer be considered a Class Member under this Settlement Agreement and shall be entitled to no benefits whatsoever of the Settlement, including, without limitation, any settlement payments, or payment of Attorneys’ Fees and Costs.

VIII. OBJECTIONS TO SETTLEMENT

A. Any Class Member who has not filed a timely written request for exclusion and who wishes to object to or oppose the fairness, reasonableness or adequacy of this Settlement Agreement, or to any application for Attorneys’ Fees and Costs, must serve upon Class Counsel and Counsel for the Defendants, and must file with the Court, no later than twenty (20) calendar days after the Class Notice Date, a statement of his/her objection, as well as the specific reason(s), if any, for such objection, including any legal support the Class Member wishes to bring to the Court’s attention and any evidence the Class Member wishes to introduce in support of the objection. Class Members may so object either on their own or through an attorney hired at their own expense. Class Members who intend to appear and be heard at the Final Approval Hearing shall be required to so state in connection with their objection. The Deadline for Objections will be conspicuously listed in the Notice and in the Summary Notice.

B. Class Counsel and Counsel for the Defendants may, in their discretion, file and serve a written response to objection(s), if any, filed and served by any Class Member. Any such written response shall be filed with the Court, and served upon the Class Member or the Class Member’s attorney, if any, in the most expeditious manner practicable, not later than seven (7) calendar days before the Final Approval Hearing.

C. The Final Approval Hearing will be the only opportunity for any Class Member who objects to the proposed Settlement, to this Settlement Agreement, to the release of the Released Claims, or to the entry of an order awarding Attorneys’ Fees and Costs to Class Counsel, to appear and be heard.

IX.	CLAIMS ADMINISTRATION PROCESS

A. Pursuant to this Settlement Agreement, certain monetary benefits are available to eligible Class Members only upon submission of a timely and substantially compliant claim on a Claim Form approved by the Court. Court-approved Claim Forms shall be mailed together with the Notice, or otherwise made available through other means by the Claims Administrator, and shall have a return date of no earlier than ninety (90) calendar days from the date of the Class Notice Date. However, no Class Members who opted out of the Class shall be entitled to submit a Claim Form.

B. To the extent possible, the Settlement Administrator shall permit the return of Claims Forms by other means including, for example, fax, email, or online submission, and shall establish a process for return of Claims Forms by those other means if reasonably economical and practicable. In the event that alternative means for filing claims is permitted, such means will be explained in the class notice and on the Settlement Administrator’s website.

C. A copy of the Claim Form for which Court approval will be sought is attached hereto as Exhibit J.

D. Untimely Claims: Claims Forms that are not timely submitted will not be allowed absent relief from the Settlement Administrator (in consultation with Class Counsel), or otherwise ordered by the Court.

E. Claims of Deceased Persons: Claims of deceased persons shall be allowed if a claim is submitted by a person generally authorized to act on behalf of the deceased person’s estate together with proof of such authorization.

F. Incomplete, Late or Improper Claims: The Settlement Administrator will have final authority, in consultation with Class Counsel, to disallow any late, incomplete or improperly filed claims and will send notice of and the reasons for such disallowance, if any.

G. To the extent that deficiencies in filed claims are not resolved, and if no relief from the Court is obtained by the claimant at the claimant’s sole cost and expense, said claim will be permanently and finally disallowed.

H. After receipt of funds from the Class Escrow Account as provided in Section II.C.4 above, the Settlement Administrator shall disburse the Class Settlement Fund as follows, as soon as practicable after the Effective Date:

1. The Settlement Administrator shall apply the Class Settlement Amount in accordance with the Distribution Plan to the properly filed claims (and to any other claims allowed by the Court) and will provide Class Counsel and Counsel for the Defendants with a Distribution List identifying all Class Members who submitted allowed Claims, and the amount of the payment that claimant is allowed under the Distribution Plan. Payments will be made by the Settlement Administrator within thirty (30) calendar days of the approval of the Distribution List by Class Counsel.

2. The Settlement Administrator shall disburse amounts to fund the other purposes of the Class Settlement Fund specified in Section II.B above, to the extent not theretofore paid.

I. After receipt of funds from the Additional Escrow Account as provided in Section II.C.4 above, the Settlement Administrator shall disburse the Additional Settlement Fund as provided for in Section II.C.6 above.

J. Within seven (7) business days after execution of this Settlement Agreement, Defendants shall, to the extent reasonably available, provide to the Settlement Administrator a database that identifies each of the Plaintiffs, including last known address and telephone number. Within fifteen (15) business days after execution of this Settlement Agreement, Defendants shall, to the extent reasonably available, provide to the Settlement Administrator a database that includes information respecting each of the Plaintiffs’ Social Security number, dates of admission and discharge from any Defendant Facility, and the amounts of any private payments, if any, made by or on behalf of each of the Plaintiffs.

X.	SELECTION OF SETTLEMENT ADMINISTRATOR

Class Counsel shall select the settlement administrator in advance of the hearing before the Court to consider entry of the Preliminary Approval Order (the “Settlement Administrator”).

Because of the confidential nature of the information the Settlement Administrator will encounter in the administration of the Settlement, the Settlement Administrator shall be required to execute a standard HIPAA Business Associate Agreement in a form acceptable to the Parties.

XI.	ATTORNEYS’ FEES AND COSTS/SERVICE PAYMENTS TO PLAINTIFFS

A. Class Counsel and Intervenor have prosecuted the Related Actions since at least May 2006, at their own expense without having received any benefit for their services. Class Counsel will, pursuant to a request to be filed with the Court prior to the expiration of the time for a Class Member to object to the approval of this Settlement Agreement set forth in Section VIII hereof, ask the Court to approve an award of the Attorneys’ Fees and Costs from the Class Settlement Fund. The Defendants will not object to payments from the Class Settlement Fund for Attorneys’ Fees and Costs in an amount that includes (1) an amount not to exceed $2 million for the reimbursement of Class Counsel’s actual out-of-pocket litigation costs and expenses; plus (2) an amount that is equal to or less than forty percent (40%) of the Estimated Settlement Value (plus interest accrued on that percentage from the date interest begins to accrue for the benefit of the Class Settlement Fund). At the sole discretion of Class Counsel, a portion of the requested Attorney’s Fees and Cost may be set aside for anticipated post-settlement work, such as claims administration issues, not to exceed $750,000. Distribution of attorneys’ fees among Class Counsel will be at the sole discretion of Class Counsel. Class Counsel’s entire claim for Attorneys’ Fees and Costs will be satisfied from the Class Settlement Fund and Class Counsel will have no claim against the Defendant Released Parties.

B. Named Plaintiffs shall apply for service payments from the Class Settlement Fund in the aggregate amount of $30,000 (the “Service Payments”) in recognition of their efforts and contribution to the case and for their service to the Class. The Defendants will not object to payment from the Class Settlement Fund of these amounts.

C. Approval of the Settlement will not be contingent upon approval of the Attorneys’ Fees and Costs or of Service Payments in the amounts requested. To the extent of Court approval, Attorneys’ Fees and Costs as well as Service Payments will be payable from the Class Settlement

Fund upon the earlier to occur of (a) the entry of the Final Approval Order; and (b) the entry of any other order entered by the Court approving the Attorneys’ Fees and Costs; provided, however, that the payment of any such Attorneys’ Fees and Costs or Service Payments shall not occur earlier than the ninety-fourth (94th) calendar day after the latest to occur of (i) the execution by all Parties of this Settlement Agreement; (ii) the receipt of the Settlement Payments into the Escrow Accounts in collected funds; and (iii) the entry of the Preliminary Approval Order (as defined herein); provided further, however, that in the event of a Termination, or any order entered by the Court approving the Attorneys’ Fees and Costs is reversed or reduced by any order of any court of competent jurisdiction that has not been stayed (the “Fee Reduction Order”), Class Counsel hereby agrees to repay into the Class Settlement Fund, not later than five (5) business days after the Termination or entry of such Fee Reduction Order, as the case may be, the fees and costs received thereby in the full amount of such Attorneys’ Fees and Costs (in the event of a Termination), or an amount equal to the reduction required by the Fee Reduction Order (in the event that any Fee Reduction Order is entered). Subject to the above provisions, the Attorneys’ Fees and Costs and Service Payments shall be payable from the Class Settlement Fund by the Class Escrow Agent pursuant to the Class Escrow Agreement no later than five (5) business days following the receipt from Class Counsel of certification in writing (i) confirming that the above conditions for payment have been satisfied; and (ii) providing instructions for the disbursement of amounts constituting the Attorneys’ Fees and Costs and Service Payments. Concurrently with the transmittal of such certification to the Class Escrow Agent, Class Counsel shall transmit a copy of such certification to Defendants’ counsel via email and overnight delivery.

D. The Defendants shall bear their own legal fees and costs in connection with seeking approval of and administering the Settlement. Class Counsels’ legal fees and costs in connection with seeking approval of and administering the Settlement shall be paid as set forth in Section XI hereof.

XII.	NO ADMISSION OF WRONGDOING

A. The Parties acknowledge that the execution of this Settlement Agreement and consummation of the transactions contemplated hereby do not constitute an admission of liability, wrongdoing, or of any facts by the Defendant Released Parties. This Settlement Agreement, whether or not consummated, and any proceedings or events that occur pursuant to it:

1. Shall not be offered or received against the Defendant Released Parties for any purpose or used as evidence of, or to be construed as or deemed to be evidence of, any admission or concession by either the Defendant Released Parties of the truth or relevance of any fact alleged by Plaintiffs, the Class, Intervenor and/or the Public Prosecutors, the validity of any claim that has been or could have been asserted in the Related Actions or in any other litigation, or of any liability, fault, or wrongdoing of any kind by or on behalf of the Defendant Released Parties.

2. Shall not be offered or received against any of the Defendant Released Parties as evidence of, or construed as or deemed to be evidence of, any admission or concession of any liability, fault, or wrongdoing, or in any way referred to for any other reason as against any of the Parties to this Settlement Agreement, in any other civil, criminal, regulatory or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Settlement Agreement; provided, however, that if this Settlement Agreement is approved by the Court, the Defendant Released Parties may refer to it to effectuate the liability protection granted them hereunder or to establish insurance coverage; and

3. Is not, and shall not be construed against any Party as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial, or as a reflection of the value of claims in any other litigation.

XIII. PUBLIC STATEMENTS

Absent prior written approval by the other Parties, there shall be no press release or other public statements by any Party, including Intervenor, the Public Prosecutors, Class Counsel,

Plaintiffs or Class Members, regarding the Settlement other than the Court filings necessary to obtain entry of the Preliminary Approval Order and receive final approval of the Settlement at the Final Approval Hearing. The Parties expressly recognize the continuing need for confidentiality concerning all aspects of the proposed Settlement pending the Parties Motion for Preliminary Approval, other than as required by the Court. Nothing in this Section XIII, however, is intended to limit communications between and among Class Counsel and the Class or the ability of any Party to respond to a request from a third party to comment on the Settlement; provided, however, that any response by a Party to any request from a third party to comment on the Settlement shall be limited to the information contained in this Settlement Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that SKH is subject to the reporting requirements of Federal and state securities laws and the securities exchange(s) on which its securities are traded (the “Stock Exchange”) and, as such, SKH is expressly permitted to make all public disclosures required by law, including, but not limited to, the Securities Exchange Act of 1934 and the rules of the Stock Exchange.

XIV. TERMINATION

Prior to the Effective Date, if it occurs, the Parties shall have the right to terminate this Settlement Agreement (“Termination”) if certain events occur (the “Termination Events”) by providing written notice to the other Parties. The agreement concerning Termination Events will be contained in a confidential side letter to this Settlement Agreement and will be available for in camera inspection by the Court. The Parties agree to maintain the Termination Events and the confidential side letter concerning the Termination Events in strictest confidence, except as otherwise agreed. Notwithstanding the occurrence of a Termination Event, the following provisions of this Settlement Agreement shall remain in effect following Termination: Section II.C and the Escrow Agreements; Section XV; Section XVI; and Section XVIII.

XV.  MEDIATORS CONTINUED INVOLVEMENT

Upon joint request of the Parties or by order of the Court, Judge Weinstein of JAMS may assist the Parties in resolving open issues that may arise.

XVI.  CONTINUING JURISDICTION OF THE SUPERIOR COURT

In accordance with Code of Civil Procedure section 664.6, the Superior Court of California for the County of Humboldt will have continuing jurisdiction over the Related Actions for the purpose of implementing the Settlement and all related matters, including this Settlement Agreement, the Settlement, the Final Approval Order, Entry of the Judgment of Dismissal With Prejudice, post-judgment issues, until all related matters are fully resolved. Any dispute regarding the Parties’ obligations pursuant to this Settlement Agreement and/or interpretation of the terms of this Settlement Agreement (that cannot be resolved by the mediator in the event of a joint request for mediation under Section XV hereof) will be presented to, and resolved by, Judge W. Bruce Watson, or if he is unavailable, by another judge of the Superior Court of California for the County of Humboldt, which Judge shall be appointed by the Presiding Judge of the Superior Court of California for the County of Humboldt.

XVII.  DISMISSAL

In connection with the entry of the Final Approval Order, the Judgment of Dismissal With Prejudice shall be entered by the Court.

XVIII.  MISCELLANEOUS PROVISIONS

A. Neutral Interpretation. This Settlement Agreement will not be construed more strictly against one Party than another merely because it may have been prepared by counsel for one of the Parties, it being recognized that, because of the arms’ length negotiations resulting in the Settlement Agreement, all Parties hereto have contributed substantially materially and equally to the preparation of this Settlement Agreement.

B. Choice of Law. This Settlement Agreement is to be construed, enforced, and administered in accordance with the laws of the State of California.

C. Additional Acts to Effectuate Settlement Agreement. The Parties hereto shall execute all documents and perform all acts necessary and proper to effectuate the terms of this Settlement Agreement and to obtain the benefit of the Settlement Agreement for the Parties.

D. No Oral Modification. Subject to any power of the Court to order a modification, this Settlement Agreement may not be modified or amended except by a writing signed by all Parties thereto and their respective attorneys.

E. Competency; Independent Counsel. Each Party to this Settlement Agreement represents and warrants that he, she, or it is competent to enter into this Settlement Agreement and in doing so is acting upon his, her, or its independent judgment and upon the advice of his, her, or its own counsel and not in reliance upon any warranty or representation, express or implied, or any nature or kind by any other Party, other than the warranties and representations expressly set forth in this Settlement Agreement itself.

F. Entire Agreement. This Settlement Agreement constitutes the entire agreement between and among the Parties with respect to the Settlement of the Related Actions, except as otherwise stated herein, and supersedes any and all prior negotiations and agreements.

G. Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

H. Authority to Bind. Each of the undersigned Plaintiffs’ counsel represents that he or she is authorized to sign this Settlement Agreement on behalf of the Class and to resolve the Plaintiffs’ Complaint. Each of the undersigned counsel for Defendants represents that he or she is authorized to sign this Settlement Agreement on behalf of the particular Defendant or Defendants designated in the respective signature blocks below.

I. Cooperation. The Parties and their counsel agree to fully cooperate with each other to accomplish the terms of this Settlement Agreement, including but not limited to: (a) execution of such documents and to take such other action as may reasonably be necessary to implement the terms of this Settlement Agreement; (b) providing documentation and data to effectuate class notice and claims administration; (c) obtaining entry by the Court of the Preliminary Approval Order and the Final Approval Order; and (d) providing documentation and data regarding the payments and distributions made pursuant to this Settlement Agreement from the Settlement Funds. The Parties to this Settlement Agreement shall use their reasonable best efforts, including all efforts contemplated by this Settlement Agreement and any other efforts that may become necessary by order of the Court, or otherwise, to effectuate this Settlement Agreement and the terms set forth herein.

[Signature Page Follows]

DATED: September 7, 2010

/s/ W. Timothy Needham

JANSSEN, MALLOY, NEEDHAM, MORRISON,

REINHOLSTSEN, CROWLEY & GRIEGO, LLP

By: W. Timothy Needham

LAW OFFICES OF MICHAEL D. THAMER

Michael D. Thamer

LUCE, FORWARD, HAMILTON & SCRIPPS LLP

By: Christopher J. Healey

Attorneys for all Plaintiffs

DATED: September 7, 2010	/s/ Kippy L. Wroten WROTEN & ASSOCIATES By: Kippy L. Wroten Attorneys for all Defendants

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